Exhibit 99

Four Oaks Fincorp, Inc. Announces 2004 First Quarter Results

   FOUR OAKS, N.C.--(BUSINESS WIRE)--April 26, 2004--Four Oaks Fincorp, Inc., (OTCBB: FOFN) the holding company for Four Oaks Bank & Trust Company, today announced first quarter results for fiscal year 2004. Net income increased 27% in the first quarter of 2004 as compared to the same period of 2003. Net income was $799,000 or $0.30 per share for the quarter ended March 31, 2004, compared to $628,000 or $0.23 per share in 2003. Annualized return on average equity and return on average assets for 2004 were 9.42% and 0.91%, respectively. The Company increased the level of dividends paid to its shareholders from the $0.09 per share that was paid in the first quarter of 2003 to $0.10 per share paid in March 2004.
   Improved earnings trends continued in the first quarter of 2004, when compared to the first quarter of 2003, as is evidenced by the 22% increase in net interest income after the provision for loan losses. A net one time charge to earnings of $158,000 was made during the first quarter of 2004 to recognize an expected loss related to a discontinued product. Operating expenses increased 10% primarily due to increased salaries and benefits associated with expansion of our locations and increased benefits costs. Pricing strategies implemented during 2003 continue to enhance our ability to compete effectively for loan and deposits in our local markets.
   The Company's balance sheet growth continued in 2003. Total deposits of $285,504,000 at March 31, 2004 grew 4% from December 31, 2003. Net loans increased 6% to $286,115,000. Shareholders' equity grew to $34,441,000, resulting in a 5% increase over December 31, 2003. Book value per share at March 31, 2004 was $12.69 compared to $12.29 at December 31, 2003. Shareholders' equity as a percentage of total assets remains high at 9.4%.
   With $366,488,000 in total assets, Four Oaks Fincorp, Inc. through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its ten offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, and Holly Springs, North Carolina.

    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr. or Nancy S. Wise, 919-963-2177